UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 2)*

                                  RadNet, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    750491102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 30, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 750491102
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Trinad Capital Master Fund, Ltd.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) |_|
        (b) |X| (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5     SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6     SHARED VOTING POWER

                          1,800,048
                    ------------------------------------------------------------
                    7     SOLE DISPOSITIVE POWER


                    ------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER

                          1,800,048
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,800,048
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        |_| (See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.03%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON  (See Instructions)

        CO
--------------------------------------------------------------------------------

CUSIP No. 750491102
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Trinad Management, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) |_|
        (b) |X| (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5     SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6     SHARED VOTING POWER

                          1,800,048
                    ------------------------------------------------------------
                    7     SOLE DISPOSITIVE POWER


                    ------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER

                          1,800,048
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,800,048
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        |_| (See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.03%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON  (See Instructions)

        IA
--------------------------------------------------------------------------------

CUSIP No. 750491102
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Trinad Capital LP
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) |_|
        (b) |X| (joint filers)

--------------------------------------------------------------------------------

3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5     SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6     SHARED VOTING POWER

                          1,497,820 (1)
                    ------------------------------------------------------------
                    7     SOLE DISPOSITIVE POWER


                    ------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER

                          1,497,820 (1)
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,497,820 (1)
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        |_| (See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.19%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

        PN
--------------------------------------------------------------------------------
(1) See response to Item 4.

CUSIP No. 750491102
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Trinad Advisors II, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) |_|
        (b) |X| (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5     SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6     SHARED VOTING POWER

                          1,497,820 (1)
                    ------------------------------------------------------------
                    7     SOLE DISPOSITIVE POWER


                    ------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER

                          1,497,820 (1)
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,497,820 (1)
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        |_| (See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        4.19%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

        OO
--------------------------------------------------------------------------------
(1) See response to Item 4.

CUSIP No. 750491102
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert S. Ellin
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) |_|
        (b) |X| (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5     SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
                    ------------------------------------------------------------
                    6     SHARED VOTING POWER

                          1,800,048
                    ------------------------------------------------------------
                    7     SOLE DISPOSITIVE POWER


                    ------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER

                          1,800,048
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,800,048
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        |_| (See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.03%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP No. 750491102
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Jay A. Wolf
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) |_|
        (b) |X| (joint filers)

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
 NUMBER OF SHARES   5     SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH     ------------------------------------------------------------
                    6     SHARED VOTING POWER

                          1,800,048
                    ------------------------------------------------------------
                    7     SOLE DISPOSITIVE POWER


                    ------------------------------------------------------------
                    8     SHARED DISPOSITIVE POWER

                          1,800,048
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,800,048
--------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        |_| (See Instructions)

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        5.03%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON (See Instructions)

        IN
--------------------------------------------------------------------------------

CUSIP No. 750491102


Item 1.

(a) Name of Issuer

RadNet, Inc. (the "Issuer")

(b) Address of Issuer's Principal Executive Offices

5966 La Place Court, Carlsbad, California 92008

Item 2.

(a) Name of Person Filing

Trinad Capital Master Fund, Ltd.
Trinad Capital LP
Trinad Management, LLC
Trinad Advisors II, LLC
Robert S. Ellin
Jay A. Wolf

(b) Address of Principal Business Office or, if none, Residence

The address of the principal business office of Trinad Capital Master Fund, Ltd, Trinad Capital LP, Trinad Management, LLC, Trinad Advisors II, LLC, Robert S. Ellin and Jay A. Wolf is 2121 Avenue of the Stars, Suite 2550, Los Angeles, California 90067.

(c) Citizenship

Trinad Capital Master Fund, Ltd. - Cayman Islands

Trinad Capital LP - Delaware

Trinad Management, LLC - Delaware

Trinad Advisors II, LLC     - Delaware

Robert S. Ellin - United States

Jay A. Wolf - United States

(d) Title of Class of Securities

Common Stock, par value $0.001 per share (the "Common Stock").

(e) CUSIP Number

750491102

Item 3.

Not Applicable

Item 4. Ownership

(a)      Amount beneficially owned:

                  Trinad Capital Master Fund, Ltd                  1,800,048
                  Trinad Management, LLC                           1,800,048
                  Trinad Capital LP                             1,497,820(1)
                  Trinad Advisors II, LLC                       1,497,820(1)
                  Robert S. Ellin                                  1,800,048
                  Jay A. Wolf                                      1,800,048

(1) As of September 30, 2008, Trinad Capital LP (the owner of 83.21% of the issued and outstanding shares of the Trinad Capital Master Fund, Ltd.) and Trinad Advisors II, LLC (the general partner of Trinad Capital LP), are each deemed the beneficial owner of 83.21% of the shares of the 1,800,048 shares of the Common Stock held by Trinad Capital Master Fund, Ltd.

 (b)     Percent of Class

                  Trinad Capital Master Fund, Ltd                      5.03%
                  Trinad Management, LLC                               5.03%
                  Trinad Capital LP                                    4.19%
                  Trinad Advisors II, LLC                              4.19%
                  Robert S. Ellin                                      5.03%
                  Jay A. Wolf                                          5.03%

The percentages used herein and are calculated based on the 35,786,474 shares of Common Stock reported by the Company to be issued and outstanding as of August 7, 2008 in the Company's latest Form 10-Q, as filed with the Securities and Exchange Commission on August 11, 2008.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

                                        0

(ii) Shared power to vote or to direct the vote:

                                    1,800,048

(iii) Sole power to dispose or to direct the disposition of:

                                        0

(iv) Shared power to dispose or to direct the disposition:

                                    1,800,048

Trinad Management, LLC serves as investment adviser to Trinad Capital Master Fund, Ltd. and Trinad Capital LP. By reason of such relationship Trinad Management, LLC may be deemed to share voting and dispositive power over the shares of Common Stock owned directly by Trinad Capital Master Fund, Ltd. Trinad Management, LLC disclaims beneficial ownership of the shares of Common Stock listed as beneficially owned by Trinad Capital Master Fund, Ltd.

Robert S. Ellin serves as portfolio manager and the managing member of Trinad Advisors II, LLC; Trinad Advisors II, LLC is the general partner of Trinad Capital LP, a principal stockholder of Trinad Capital Master Fund, Ltd., and the managing member of Trinad Management, LLC, the manager of the Trinad Capital Master Fund, Ltd. Jay A. Wolf serves as portfolio manager and a managing director of Trinad Management, LLC; the manager of the Trinad Capital Master Fund, Ltd. and managing director of Trinad Advisors II, LLC; Trinad Advisors II, LLC is the general partner of Trinad Capital LP, a principal stockholder of Trinad Capital Master Fund, Ltd. By reason of such relationships Robert S. Ellin and Jay A. Wolf may be deemed to share voting and dispositive power over the shares of common stock listed as beneficially owned by Trinad Capital Master Fund, Ltd. Robert S. Ellin and Jay A. Wolf disclaim beneficial ownership of the shares of common stock listed as beneficially owned by Trinad Capital Master Fund, Ltd. or any other person reporting on the schedule.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [__]..

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Be Reported on by the Parent Holding Company:

Not Applicable.

Item 8. Identification and Classification of Members of the Group:

Not Applicable.

Item 9.  Notice of Dissolution Of Group:

Not Applicable.

Item 10. Certification:

By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having a purpose or effect.

Exhibits:

Exhibit 1: Joint Filing Agreement, dated as of October 8, 2008, by and among Trinad Capital Master Fund, Ltd, Trinad Capital LP, Trinad Management, LLC, Trinad Advisors II, LLC, Robert S. Ellin and Jay A. Wolf

CUSIP No. 750491102

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

TRINAD CAPITAL MASTER FUND, LTD.          TRINAD MANAGEMENT, LLC
a Cayman Islands exempted company         a Delaware limited liability company

By:   /s/ Robert S. Ellin                 By:   /s/ Robert S. Ellin
      -------------------                       -------------------
      Robert S. Ellin, Director                 Robert S. Ellin, Managing Member

Date: October 8, 2008                     Date: October 8, 2008

TRINAD CAPITAL LP
a Delaware limited partnership

By: TRINAD ADVISORS II, LLC               TRINAD ADVISORS II, LLC
a Delaware limited liability company      a Delaware limited liability company
As its General Partner

By:  /s/ Robert S. Ellin                  By:   /s/ Robert S. Ellin
     -------------------                        -------------------
     Robert S. Ellin, Managing Member           Robert S. Ellin, Managing Member

Date: October 8, 2008                     Date: October 8, 2008

By:   /s/ Robert S. Ellin                 By:   /s/ Jay A. Wolf
      -------------------                       ---------------
      Robert S. Ellin, an individual            Jay A. Wolf, an individual

Date: October 8, 2008                     Date: October 8, 2008


                        --------------------------------
The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

CUSIP No. 750491102

                                    EXHIBIT 1
                             JOINT FILING AGREEMENT
                            PURSUANT TO RULE 13D-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

TRINAD CAPITAL MASTER FUND, LTD.          TRINAD MANAGEMENT, LLC
a Cayman Islands exempted company         a Delaware limited liability company

By:   /s/ Robert S. Ellin                 By:   /s/ Robert S. Ellin
      -------------------                       -------------------
      Robert S. Ellin, Director                 Robert S. Ellin, Managing Member

Date: October 8, 2008                     Date: October 8, 2008

TRINAD CAPITAL LP
a Delaware limited partnership

By: TRINAD ADVISORS II, LLC               TRINAD ADVISORS II, LLC
a Delaware limited liability company      a Delaware limited liability company
As its General Partner

By:  /s/ Robert S. Ellin                  By:   /s/ Robert S. Ellin
     -------------------                        -------------------
     Robert S. Ellin, Managing Member           Robert S. Ellin, Managing Member

Date: October 8, 2008                     Date: October 8, 2008

By:   /s/ Robert S. Ellin                 By:   /s/ Jay A. Wolf
      -------------------                       ---------------
      Robert S. Ellin, an individual            Jay A. Wolf, an individual

Date: October 8, 2008                     Date: October 8, 2008